EXHIBIT 99.4

GALECTIN THERAPEUTICS, INC.

LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS

Units Issuable

Upon Exercise of Subscription Rights

Enclosed for your consideration is a prospectus, dated March [•], 2019 (the “Prospectus”) relating to a rights offering by Galectin Therapeutics, Inc. (the “Company”) to subscribe for units consisting of 0.3 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and a warrant to purchase 0.075 shares of Common Stock (the “Units”), made to stockholders of record and holders of certain warrants issued to investors in 2015, as of 5:00 p.m., Eastern Time, on [•], 2019 (the “Record Date”).

The Company is issuing non-transferable rights to subscribe for Units (the “Rights”) on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [•], 2019 and ends at 5:00 p.m., Eastern Time, on [•], 2019, unless extended by the Company in its sole discretion (as it may be extended as described in the Prospectus, the “Expiration Date”).

As described in the Prospectus, you will receive, at no charge, one Right for each share of the Company’s Common Stock held by us in your account on the Record Date. Each Right gives the holder thereof the right to purchase from the Company one Unit (the “Basic Subscription Right”) at a subscription price per Unit (the “Subscription Price”). The Subscription Price for each share of common stock in the offering and the related warrant will be the lesser of (i) [•] (the “Initial Price”) and (ii) [•] ([•]% of the volume weighted average of our common stock for the five trading day period through and including the Expiration Date, as hereinafter defined (the “Alternate Price”). In addition, Rights holders who fully exercise their Basic Subscription Rights will be entitled to subscribe, at the Subscription Price, for additional Units that other Rights holders do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Right”). If sufficient remaining Units are available, all over-subscription requests will be honored in full. If requests for Units pursuant to Over-Subscription Rights exceed the Units available, the remaining Units will be prorated among those who properly exercised Over-Subscription Rights in proportion to their respective Basic Subscription Rights. If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be put towards the purchase of additional Units in the rights offering (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). We will not issue fractional shares of Common Stock. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. Similarly, any warrants will be rounded down to the nearest whole share.

The Rights are represented by a subscription rights certificate (the “Subscription Rights Certificate”). The Rights are non-transferable, meaning that you may not sell, transfer or assign your Subscription Rights Certificate to anyone else.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Instructions for Use of Subscription Rights Certificate; and

3.	Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Your prompt attention is requested. Please instruct us whether you wish us to subscribe for any Units to which you are entitled on the terms and subject to the conditions set forth in the Prospectus by completing, executing and returning to us the Beneficial Owner Election Form included with this letter. We urge you to read the Prospectus carefully before instructing us to exercise any Rights. Your instructions to us should be given as promptly as possible in order to permit us to exercise the Rights on your behalf before the offering expires at 5:00 p.m., Eastern Time, on the Expiration Date. You will have no right to rescind your subscription after the Subscription Agent receives your payment of the Subscription Price, except as described in the Prospectus. Rights not exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., BY EMAIL AT SHAREHOLDER@BROADRIDGE.COM OR BY TELEPHONE AT 1-888-789-8409.